                                                                   EXHIBIT 10.18

                         INDUSTRY WORK PROGRAM AGREEMENT

      South Bay Correctional Facility and Moore Haven Correctional Facility

         This agreement is entered into effective this 19 day of October, 1999, by and between Wackenhut Corrections Corporation, 4200 Wackenhut Drive, Palm Beach Gardens, Florida 33410, hereinafter referred to as the "OPERATOR", U.S. Technologies Inc. 3901 Roswell Road, Suite 300, Marietta, Georgia 30067, hereinafter referred to as the "INDUSTRY CONTRACTOR", and American Quantum Cycles, 731 Washburn Road, Melbourne, Florida 32934, hereinafter referred to as "AQ".

         The "Prison Industry Enhancement Certification Program (PIE)", 18 USC ss.1761(c) and "Inmate Labor and Correctional Work Programs, Chapter 946, F.S. authorizes Adult Offenders (AO) to manufacture, repair and assemble products for sale, or provide services pursuant to the contract with the public; and

         The State's primary purpose of the PIE Program is to further the State's effort in AO rehabilitation, provide vocational training under real work settings, develop job skills and work habits and to qualify AOs for employment upon release from the institution; and

         The Correctional Privatization Commission (CPC) has entered into Operations and Management Agreements with OPERATOR to provide correctional services at the South Bay Correctional Facility (SBCF) and Moore Haven Correctional Facility (MHCF). INDUSTRY CONTRACTOR is by this document, entering into an agreement with OPERATOR to provide an industry work program at SBCF and MHCF.

         The INDUSTRY CONTRACTOR wishes to participate and enter into a cooperative venture with the OPERATOR to assist the State in establishing an industrial operations program at the SBCF and MHCF that can meet the objectives of the PIE Program, and the State for AOs of the State.

         Whereas, OPERATOR desires to train and employ AOs in a realistic working environment and to provide a work program area to the Industry Contractor for the purpose of establishing and maintaining a resident (inmate) work program in accordance with all PIE Program and other applicable laws and regulations.

         Now, therefore, in consideration of the mutual benefits and covenants hereinafter set forth, the parties hereby agree as follows:

1.       Initial Term

         The term of this contract shall commence on October 19, 1999 and shall be for a minimum of seven years or as long as the OPERATOR is contractually permitted to occupy the SBCF and MHCF, unless earlier terminated pursuant to Section 8, set forth below.

         In the event that U.S. Technologies becomes unwilling or unable (as a result of termination of this Agreement or otherwise) to perform its obligations under this Agreement, then AQ, upon written notice to OPERATOR, shall have the right to assume the rights and obligations of INDUSTRY CONTRACTOR hereunder.

2.       Renewal Term

         This agreement will automatically be extended for successive terms of one year each unless either OPERATOR, INDUSTRY CONTRACTOR OR AQ terminates this agreement by written notice to the other at least ninety (90) days prior to the expiration date of the then current term, or this agreement is otherwise earlier terminated, pursuant to the provisions of Section 8 below mentioned.

3.       Right of Occupancy/Occupancy Fee

         A. OPERATOR hereby grants to the INDUSTRY CONTRACTOR and AQ the right of occupancy in the designated Industry Buildings at SBCF and MHCF (the "Buildings") and agrees to provide the INDUSTRY CONTRACTOR with approximately 20,500 square feet at each facility for Work Program activities, hereinafter referred to as the AREA. The OPERATOR represents and warrants that the Buildings shall be modified in accordance with the plans and specifications furnished to OPERATOR by INDUSTRY CONTRACTOR and AQ not later than thirty (30) days after the OPERATOR has taken delivery of the equipment and that the Buildings will be designed and maintained to conduct safely the activities described in Section 4B. OPERATOR agrees to work with INDUSTRY CONTRACTOR to negotiate any agreement to expand the AREA for work program activities when necessary for further expansion.

         B. During this Term and the first renewal term thereafter, INDUSTRY CONTRACTOR shall pay to OPERATOR the sum of One Dollar ($ 1.00) per year. Occupancy fees for the Renewal Term(s) shall be negotiated and approved by written agreement of the parties hereto at least one (1) year prior to the expiration of the then Current term.

4. Occupancy Restriction

         A. Nothing herein shall be construed as creating either a rental agreement or a lease; the INDUSTRY CONTRACTOR may not sublet, sublease, assign, or transfer this agreement or any of its rights or obligations hereunder, nor may INDUSTRY CONTRACTOR enter into any other agreement regarding the occupancy herein granted, without the express prior written agreement of OPERATOR. The occupancy of the AREA shall at all times be consistent with the terms of this agreement regarding work authorized and work hours.

         B. The type of industry to be put into the AREA would include, but not be limited to, polishing, painting, fiberglass fabrication, assembly, inventory management and quality control work associated with the production and assembly of touring motorcycles for AQ. Work hours associated with services shall be subject to OPERATOR approval.

5. INDUSTRY CONTRACTOR and AQ Obligations

INDUSTRY CONTRACTOR, AQ, hereby agree:

         A. To employ AOs in various aspects of motorcycle production and assembly as described in Section 4B above. Specifically, the painting, polishing and fiberglass fabrication will all take place at the SBCF (PHASE I) and all assembly, in order to produce the finished product will take place at the MHCF (PHASE II).

         B. To provide and manage all of the labor force as well as hire free-world employees to supervise the AOs working in the PIE program at SBCF and MHCF.

         C.                That AQ shall provide supervisory and quality control
                  (QC) training and will also inspect the final product at the MHCF before it is shipped to its ultimate destination.

         D. That AQ shall repay OPERATOR for all of the capital and other expenses, excluding build-out and installation costs, but including freight if paid by OPERATOR, for PHASE I equipment expenditures over seven years at an interest rate of 11.0%. After OPERATOR has made all expenditures related



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                  to PHASE I, a payback schedule will be determined based upon the aforementioned 11.0% interest rate and seven (7) year term. OPERATOR will provide notice and itemization of all expenditures as well as the payback schedule to AQ (but not earlier than forty five (45) days after the AREA has become operable). Payments will be made in quarterly installments, with the first payment due forty five (45) days after OPERATOR has provided expenditure and payback schedule information to AQ. In the event of contract cancellation or terminations prior to the end of the seven (7) year payback period, all outstanding unpaid quarterly payments will become due and must be paid to OPERATOR or assumed by AQ within thirty (30) days of the date of contract cancellation or termination. Title to the Equipment shall be taken in the name of AQ, subject to the liens of OPERATOR, and OPERATOR's lender to secure payment as above provided. The equipment for PHASE I and its costs are set forth in Attachment A.

         E. That upon successful implementation of PHASE I the INDUSTRY CONTRACTOR shall contribute $175,000, OPERATOR shall contribute $100,000, and AQ shall invest the balance of funds for capital expenditures associated with Phase II. The capital expenditures (including acquisition of equipment) required for Phase II will be identified upon purchase. AQ agrees to repay OPERATOR and INDUSTRY CONTRACTOR the sums of $100,000 and $175,000 respectively, over seven years at an interest rate 11.0%. Payments will be made in quarterly installments, with the first due thirty (30) days after notice of successful completion of PHASE I and commencement of operations of Phase
                  II. In the event of contract cancellation or termination prior to the end of the seven (7) year payback period, all outstanding unpaid quarterly payments will become due and must be paid to OPERATOR and INDUSTRY CONTRACTOR within thirty (30) days of the date of contract cancellation or termination.
                  The financing will be secured by all equipment and leasehold improvements acquired during Phases I and II.

         F. That all materials, personal property, inventory items, equipment, and/or fixtures or other property of any kind or description whatsoever installed or brought into the AREA by INDUSTRY CONTRACTOR, its agents or employees, shall be at INDUSTRY CONTRACTOR's sole risk and neither the CPC, OPERATOR, or any employees or agents thereof, shall be liable for any damage or loss suffered thereto unless such damage or loss arises out of the negligence, recklessness, intentional or willful acts or misconduct of the CPC, OPERATOR, or any of their agents or employees.



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         G.                That all permanent improvements or fixtures
                  permanently attached to the AREA shall become the property of the real owner-in-interest of the building in which the AREA is located, unless otherwise agreed in writing between all applicable parties. The parties acknowledge that all raw materials, work in process and finished good inventory is owned exclusively by AQ.

         H. That no additional alternations to the AREA may be made by INDUSTRY CONTRACTOR without the prior written approval of OPERATOR, which approval shall not be unreasonably withheld.

         I. That INDUSTRY CONTRACTOR and AQ, their employees and agents will comply with all OPERATOR written policies and procedures, (which first shall be furnished to INDUSTRY CONTRACTOR and AQ) as well as all applicable federal, state, and local laws, ordinances, and regulations, with particular emphasis on federal and state wage and hour laws regarding payment for work and other rules and regulations of the federal and state agencies having jurisdiction over employment relations. The INDUSTRY CONTRACTOR warrants that the OPERATOR is not a secondary employer. The INDUSTRY CONTRACTOR agrees that no goods produced under this Agreement shall be placed in commerce in violation of the laws of the State of Florida or the United States as they relate to the utilization of prison labor and Prison Industry Enhancement Certification Program requirements.

         J. That all deliveries, shipments, and employees are subject to search before entering or leaving the Facility premises.

         K. To keep the AREA clean, neat and orderly and to promptly report any damage to the building structure, interior fixture(s), or unsafe conditions to OPERATOR.

         L. To properly maintain in safe working condition all INDUSTRY CONTRACTOR installed equipment and fixtures.

         M. That throughout the term of this agreement, INDUSTRY CONTRACTOR shall be responsible for the cost of all utilities and telephone service to INDUSTRY CONTRACTOR's provided AREA, which utilities shall be sub-metered and billed directly to INDUSTRY CONTRACTOR;

         N. That all INDUSTRY CONTRACTOR and AQ employees and agents assigned to the Area shall be subject to background security checks by


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

                  OPERATOR, and that OPERATOR shall have the right to deny entrance to the AREA to any INDUSTRY CONTRACTOR or AQ employee or agent reasonably deemed by OPERATOR to present a security risk;

         O. That all INDUSTRY CONTRACTOR and AQ employees assigned to the AREA shall be obligated to successfully complete the security training provided by OPERATOR;

         P. In the hiring of all AO employees, comply with all requirements of federal, state, and local non-discrimination statutes and/or regulations. The INDUSTRY CONTRACTOR shall provide the OPERATOR with job descriptions and personnel procedures for all inmate jobs in the industry work program.

         Q. To provide a non-inmate on-site supervisor at all times AOs are working in the AREA and to provide for job supervision and instruction to all hired AO employees. At least one non-inmate free-world employee shall be provided for the first twenty or fewer AOs employed. If the number of AOs exceeds twenty, INDUSTRY CONTRACTOR will provide additional non-inmates employees at a ratio they deem necessary to properly supervise the inmate population, after consulting with the OPERATOR.

         R. To pay AO employees in accordance with Employment Development Department (EDD) guidelines as developed for this contract; at no time shall the pay rate be less than the Federal Minimum Wage, or Florida minimum wage, whichever is greater.

         S. INDUSTRY CONTRACTOR shall be responsible for all payroll functions and all tax and other legal deductions. Wage payments shall be made not less often than semi-monthly in the name of Florida Department of Corrections (DOC) for (inmate name and DOC Number), and delivered according to instructions provided by Florida Statute.

         T. Inmates will be paid only for actual hours worked, after they have successfully completed vocational/technical training and have received fourteen (14) days of actual on-the-job training. AOs will not be paid while they are in training. Employed inmates will work or be in training at least four (4) hours per day. The work hour schedules for all AO employees assigned to the Industry work program shall be established by OPERATOR, after consultation with the INDUSTRY CONTRACTOR, and AQ and OPERATOR shall use its best efforts to comply with INDUSTRY CONTRACTOR's and AQ's scheduling requests Overtime hours may be arranged, at the request of the INDUSTRY CONTRACTOR, and AQ with prior approval of OPERATOR.

         U.                That INDUSTRY CONTRACTOR shall, effective ninety
                  (90) days after the training period has been completed, employ not fewer than ten (10) AOs working a minimum of twenty (20) hours per week on a continuing basis. Subject to the availability of qualified AOs within the facilities and the volume of business, INDUSTRY CONTRACTOR shall use its reasonable efforts to employ at least the minimum number of inmates as referenced in Attachment B. Notwithstanding anything to the contrary in this Agreement, INDUSTRY CONTRACTOR and AQ shall have the right to reject or terminate any AO for any reasons which do not constitute a violation of federal or state laws. INDUSTRY CONTRACTOR shall give notice and reasons of any adverse personnel action involving AOs to OPERATOR within fourteen (14) days of any such action. Further, INDUSTRY CONTRACTOR and AQ may increase or decrease work levels at the facilities to reflect fluctuations in orders.

         V. That the employment of AOs will not, to the knowledge of the INDUSTRY CONTRACTOR, result in the displacement of employed workers within South Central Florida, that the AOs will not be employed as strikebreakers or impair existing contracts at other industries wherever situated, and that the AOs will not be exploited in any form which might adversely affect the community, the AOs, CPC or the DOC.

         W. That the CPC, DOC, OPERATOR, and their employees or agents shall not be held liable for any damage to Industry Contractor or any third party arising from or related to any work stoppage or resident lock downs regardless of the reasons therefor.

         X. To protect, defend, indemnify and hold harmless the CPC, DOC, OPERATOR, and their employees or agents, from any liability claims and damages arising from or relating to this agreement unless such liability arises out of the negligence, recklessness, intentional or willful acts, or misconduct of the CPC, DOC, OPERATOR, or any of their employees or agents.


         Y                 To comply with all state and local license
                  requirements and pay all local personal property taxes.

         Z. The INDUSTRY CONTRACTOR shall maintain insurance coverage for its equipment, supplies and materials located in the industries building against casualty occurrences. Further the INDUSTRY CONTRACTOR shall maintain liability insurance coverage on itself, its agents, servants and employees in an amount no less than $1,000,000 per occurrence for bodily injury and property damage liability combined. The INDUSTRY CONTRACTOR shall also maintain workers' compensation insurance on its employees in accordance with the laws of the State of Florida and the PIE Certification requirements. The INDUSTRY CONTRACTOR shall deliver to OPERATOR a duly authenticated certificate evidencing such insurance within sixty (60) days of execution of this agreement, and upon each insurance renewal date.


         AA.               INDUSTRY CONTRACTOR shall indemnify and hold harmless
                  OPERATOR and CPC from any and all liability arising out of or in connection with INDUSTRY CONTRACTOR'S use, production, storage, or disposal of any "hazardous materials" or "hazardous waste" hereinafter defined. OPERATOR shall have the right to inspect and approve all storage and disposal procedures.


                  "HAZARDOUS MATERIAL" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C. 9601 et seq.) or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq. ("RCRA") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyl's; (vii) radon gas: and any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property. "Hazardous waste" shall mean a solid waste, or combination of solid wastes, which because of its quantity, concentration, or physical, chemical, or infectious characteristics may (a) cause, or significantly contribute to an increase in mortality or an increase in serious irreversible, or incapacitating reversible, illness; or (b) pose a substantial present or potential hazard to human health or the environment when improperly treated, stored, transported, or disposed of, or otherwise managed. 42 U.S.C. 6903, as amended. INDUSTRY CONTRACTOR shall be in compliance and current on all changes to the above-referenced statutes and shall immediately comply with any amendments to those sections or any statutes promulgated by the State of Florida.

         BB.               Certificate of Good Standing. INDUSTRY CONTRACTOR
                  shall, on an annual basis, deliver to OPERATOR a Certificate of Good Standing from the State of Florida Comptroller's Office that indicates that INDUSTRY CONTRACTOR is current on all taxes due.

         CC.               ACA Assistance. Where ACA accreditation is being
                  sought by OPERATOR, INDUSTRY CONTRACTOR shall comply with all ACA standards applicable to the Industry Program and shall collect and maintain the required documentation to assist OPERATOR to achieve and maintain accreditation.

6.       OPERATOR'S OBLIGATIONS

         OPERATOR agrees to:

         A. Provide INDUSTRY CONTRACTOR with the AREA described in Section 3, and provide for project management and supervision for all improvements in the AREA and the installation of equipment.

         B. Provide orientation training regarding OPERATOR security procedures for INDUSTRY CONTRACTOR's staff, employees, and/or agents located at or regularly frequenting the Area.

         C. Provide all appropriate security for the AREA and other resident custody support.

         D. Use its best efforts, including making arrangement with correctional authorities for the relocation of AOs so that all available jobs are filled, to provide INDUSTRY CONTRACTOR with AO employees through OPERATOR's classification system in a timely manner.

         E. Serve as Trustee of resident employee payroll accounts and to apply the proceeds of such accounts in accordance with the terms of all-applicable Florida State laws, regulations, and contract provisions.

         F. Provide a mutually agreeable Vocational/Educational training tailored to INDUSTRY CONTRACTOR's and AQ's needs for initial pre-hire training through the OPERATOR's Vocational/Educational Program. After



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

                  AO successfully completes the training, he will receive fourteen (14) days of on-the-job training before becoming eligible for hire.

         G. Assist in Hazcom Training of residents and INDUSTRY CONTRACTOR's employees utilizing course materials to be supplied by INDUSTRY CONTRACTOR. However, such assistance will not reduce, diminish or otherwise waive any legal liabilities, properly and legally the responsibility of INDUSTRY CONTRACTOR.

7.       Contingencies and other Obligations

         This agreement shall be subject to only contingencies and additional obligations if agreed upon and in writing by OPERATOR and INDUSTRY CONTRACTOR.

8.       Termination

         A. Either OPERATOR, INDUSTRY CONTRACTOR or AQ, in its exclusive discretion, may terminate its obligations under this agreement upon thirty (30) day's prior written notice to the others, provided, however, that if this Agreement is terminated by OPERATOR, that INDUSTRY CONTRACTOR and AQ shall be allowed one extension of up to six (6) months prior to the termination under this provision in order to obtain a new facility and relocate its equipment and operations thereto in an orderly and business-like manner.

         B. This agreement may be terminated or suspended on an immediate basis by OPERATOR if it shall have been advised by the DOC that its continuance would constitute a safety or security risk to inmates, employees, third parties, or the public or if CPC or DOC shall terminate all agreements with OPERATOR.

         C. In the event OPERATOR is terminated from its operations and management agreements with the DOC or the CPC to provide correctional services at either SBCF or MHCF, it will use its best efforts to assist INDUSTRY CONTRACTOR and AQ with help reasonably necessary to continue their operations with the DOC and the CPC.



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

9.       Default by INDUSTRY CONTRACTOR

         A material failure to keep, perform, meet or comply with any covenant, agreement, term or provision of this Agreement to be kept, observed, met, performed, or complied with by INDUSTRY CONTRACTOR hereunder, which such failure continues for a period of sixty (60) days after INDUSTRY CONTRACTOR has written notice thereof shall constitute an Event of Default on the part of INDUSTRY CONTRACTOR. INDUSTRY CONTRACTOR shall indemnify OPERATOR for all losses incurred by reason of not being able to conduct the contemplated activities at the Buildings.

10.      Space Usage

         In the event that the INDUSTRY CONTRACTOR does not utilize the AREA in the most efficient manner to maximize work production and the number of resident employees to be employed, the OPERATOR may, in its discretion, remove from INDUSTRY CONTRACTOR'S use that amount of space in the Area not being utilized. In the event of this circumstance, OPERATOR shall give INDUSTRY CONTRACTOR written notice of its intention to reduce the workspace made available to INDUSTRY CONTRACTOR. INDUSTRY CONTRACTOR shall have ninety days after it has received written notice thereof to more efficiently utilize the space to be removed from it by OPERATOR, and at the same time, submit a plan to OPERATOR as to how that space will be more efficiently utilized. If after the ninety days, the INDUSTRY CONTRACTOR is still not utilizing the space in the most efficient manner in accordance with OPERATOR'S expectations, that space will be taken away from INDUSTRY CONTRACTOR and, in the discretion of the OPERATOR, made available to itself or other INDUSTRY CONTRACTORS. This provision of paragraph 11 shall apply only in the event that the INDUSTRY CONTRACTOR is unable to comply with Section 5; otherwise this
         Section 11 will not be applicable.

11.      Default by OPERATOR

         A material failure to keep, perform, meet or comply with any covenant, agreement, term or provision of this Agreement to be kept, observed, met, performed, or complied with by OPERATOR hereunder, which such failure continues for a period of ten (10) days after OPERATOR has written notice thereof, shall constitute an Event of Default on the part of the OPERATOR, provided, however, that OPERATOR shall not be in default if it is taking all reasonable actions to comply with such agreement and that such compliance can be obtained in not more than thirty (30) days. OPERATOR shall indemnify INDUSTRY CONTRACTOR and AQ for all losses incurred by reason of not being able to conduct the contemplated activities at the Buildings.

12.      Original Agreement

         This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

13.      Complete Agreement

         This Agreement contains all of the terms and conditions agreed to by the parties involved. No other understandings, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to be binding upon any party hereto.

14.      Modifications

         This Agreement may not be modified, altered or amended except by written agreement executed by all the parties hereto.

         IN WITNESS WHEREOF, the parties hereto affix their respective authorization signatures effective the date first set forth above.


Wackenhut Corrections Corporation            U.S. Technologies Inc.
(OPERATOR)                                   (INDUSTRY CONTRACTOR)


By: /s/ Patricia McNair Persante             By: /s/ Greg Earls
   ----------------------------------           -------------------------------
  Patricia McNair Persante                      Greg Earls
  Senior Vice President, Contracts              President, Chairman and CEO


Date: 10-19-99                               Date: 10-21-99
     --------------------------------             -----------------------------

                                             American Quantum Cycles, Inc.
                                             (AQ)

                                             By: /s/ Gary W. Irving
                                               --------------------------------
                                                Gary W. Irving
                                                Chief Operating Officer


                                             Date: 10-20-99
                                                  -----------------------------



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

                                  ATTACHMENT A
                           EQUIPMENT LIST FOR PHASE I

                                                                                                           COST
                                                                                                      --------------
     1.  Special, Sidedraft, Pressurized, Dry Filter Automotive Paint Spray Booth                     $    48,604.00
     2.  Paint Mix Room Special Non-Pressurized Dry Filter Industrial                                 $     6,186.00
     3.  Production Paint Spray Booth                                                                 $     5,865.00
     4.  Optional Air Make Up Unit for Production Booth                                               $     5,199.00
     5.  Super-Slave Gel-Coat Dispensing Equipment                                                    $     7,128.00
     6.  Hankinson Refrigerated Air Dryer                                                             $     1,252.00
     7.  Haz-Vault Hazardous Material Storage Locker                                                  $    11,810.00
     8.  Haz-Vault Options                                                                            $     7,405.00
     9.  Spray Equipment                                                                              $     1,776.00
     10. Installation of Items 1,2,3, and 4                                                           $    13,200.00
     TOTAL INVESTMENT BASED ON QUOTE FROM LEE PATTERSON CO.                                           $   108,425.00

              EQUIPMENT REQUIRED FOR START-UP OF POLISHING STATION

Description                                         Part Nos.*     Qty.     Unit Price
-----------                                         ----------     ----     ----------
Air Tools:
    90 Degree Angle Die Grinder                       3Y495         10      $   381.00                $    3,810.00
    High-Speed Die Grinder                            3Y489         10      $   268.00                $    2,680.00
    Dual Action Orbital Sanders                       52345         10      $   263.00                $    2,630.00
    Belt Sanders 1/2 x 12                             3Y493         5       $   505.00                $    2,525.00

Floor Mounted Polisher:

    Polisher                                          2Z341         10      $   209.00                $    2,090.00
    Stands                                            4Z154         10      $    80.00                $      800.00

Polishing/tembler/deburr:

    18 Lbs. Tumbler                                   6A898         2       $   190.00                $      380.00
    45 Lbs. Tumbler                                   6A899         2       $   374.00                $      748.00

*All part numbers are out of Grainger

                                                         TOTAL POLISHING INVESTMENT                   $   15,663.00
                                                                        GRAND TOTAL                   $  124,088.00




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

   MINIMUM AND MAXIMUM LABOR BY FUNCTIONAL AREA AND PRODUCTIVITY LEVEL (NUMBER
                                 OF BIKES/MONTH)

                                                     100 Bikes/Month     200 Bikes/Month    300 Bikes/Month
                                                     ------------------------------------------------------

Paint               Min Semi-Skilled Labor                   4                  8                  13
                    MAX SEMI-SKILLED LABOR                  15                 30                  50
Polishing           Min Semi-Skilled Labor                   3                  5                   8
                    MAX SEMI-SKILLED LABOR                  10                 20                  30
Fiberglass          Min Semi-Skilled Labor                   3                  5                   8
                    MAX SEMI-SKILLED LABOR                  10                 20                  30
Final Assembly      Min Semi-Skilled Labor                  13                 26                  39
                    MAX SEMI-SKILLED LABOR                  52                104                 156
Inventory           Min Semi-Skilled Labor                   3                  6                   9
                    MAX SEMI-SKILLED LABOR                  12                 24                  36
                                                     ------------------------------------------------------
Quality Control     Min Semi-Skilled Labor                   3                  6                   9
                    MAX SEMI-SKILLED LABOR                  12                 24                  36
Grand Total         Min Semi-Skilled Labor                  15                 30                  46
                    MAX SEMI-SKILLED LABOR                 111                222                 338


                                  ATTACHMENT B


                                      -14-